Exhibit 10.22

Dear Brice Bobzien,
We are pleased to offer you the position of Chief Financial Officer with iRhythm Technologies, Inc. (the “Company”). If you decide to join us, you will receive a salary and certain employee benefits as explained in Exhibit A. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.
If you decide to join the Company, it will be recommended to the Compensation and Talent Management Committee (the “Compensation Committee”) of the Company's Board of Directors (the “Board”) that the Company grant you equity awards with an aggregate value of three million dollars ($3,000,000) following your start date, consisting of the following:
1.An award of restricted stock units (“RSUs”) covering a number of shares of the Company’s common stock with an aggregate value of $1,500,000 which will vest annually over four years at the rate of twenty-five percent (25%) per year, subject to your continuing employment through each vesting date.
2.An award of performance stock units (“PSUs”) covering a number of shares of the Company’s common stock with an aggregate value of $1,500,000 which will vest pursuant to the performance-based metrics applicable to the Company’s management team generally as set forth in the Company’s 2022 PSU incentive program as approved by the Compensation Committee, subject to your continuing employment through the applicable vesting date.
Each equity award will be subject to the terms and conditions of the Company's 2016 Equity Incentive Plan (as amended from time to time, the “2016 Plan”) and, as applicable, a PSU agreement or RSU agreement thereunder.
For purposes of this letter, the aggregate value of each award will be determined in accordance with the Company’s standard equity grant practice, which typically means, with respect to Company equity awards, the number of shares subject to the award will be calculated based on the twenty (20) day average closing price of the Company’s common stock as reported on the Nasdaq Global Select Market (the “Average Closing Price”) prior to and including the date of approval, or such other methodology the Board or Compensation Committee may determine prior to the grant of the awards becoming effective.
No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant of the equity awards confer any right to continue vesting or employment.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
As a Company employee, you will be expected to abide by the Company's rules and standards. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“CIIAA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company will be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, (iv) the arbitration will provide for adequate discovery, and (v) the Company will pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed CIIAA before your first day of employment.
To accept the Company's offer, please sign and date this letter in the space provided below. If you accept our offer, we anticipate your first day of employment will be August 8, 2022. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Board of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by July 25, 2022. An At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement will follow in a separate communication should you decide to accept.

We look forward to your favorable reply and to working with you at iRhythm Technologies, Inc.

Regards,		Agreed to and accepted:

/s/Quentin Blackford	Signature	/s/Brice Bobzien
Quentin Blackford	Printed Name	Brice Bobzien
President and CEO	Date	July 22, 2022

Exhibit A
Services and Benefits for Brice Bobzien

Position: Chief Financial Officer
Base Pay Rate: You will be a Full-Time Exempt employee, with a base rate of $400,000.00 annually, which will be earned and payable in accordance with the Company’s payroll policy.
Bonus:  Each calendar year, you will be eligible to earn a bonus of 60% of your annual base salary. The bonus will be based on the achievement of financial targets and/or other performance objectives set by the Company, and the earned bonus will generally be paid within 90 days after the close of a calendar year. Your bonus (if any) for 2022 will not be prorated and will be paid on a full-year basis, and you must be employed on the date that your bonus, if any, is paid in order to earn and be eligible to receive the bonus.
Eligibility for Equity Award: In addition to your new hire equity grant, you are also annually eligible for an award of equity in the first quarter of each year, currently targeted at the amount of $1,800,000, as follows:
1.An award of restricted stock units (“RSUs”) covering a number of shares of the Company’s common stock with an aggregate value of $900,000 which will vest annually over four years at the rate of twenty-five percent (25%) per year, subject to your continuing employment through each vesting date.
2.An award of performance stock units (“PSUs”) covering a number of shares of the Company’s common stock with an aggregate value of $900,000 which will vest pursuant to the performance-based metrics applicable to the Company’s management team generally as set forth in the Company’s then current PSU incentive program as approved by the Compensation Committee, subject to your continuing employment through the applicable vesting date.
The granting and amount of the annual equity award (if any) is in the sole discretion of the CEO and Board. Each equity award will be subject to the terms and conditions of the Company's 2016 Equity Incentive Plan (as amended from time to time, the “2016 Plan”) and, as applicable, a PSU agreement or RSU agreement thereunder.
Benefits and Expenses: You will be entitled to participate in the benefit plans and programs generally available from time to time to employees of the Company, subject to the terms of such plans and programs. This includes five weeks per year of Paid Time Off to be accrued in 2023 (normal PTO accrual will apply thereafter), in addition to specified Holidays, among other benefits.
Severance: You may be eligible to receive severance benefits in the event your employment is terminated under certain conditions pursuant to the terms of our Change of Control and Severance Policy and a participation agreement thereunder.